NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the SEC of its intention to remove the entire class of 4.5% External Bonds of 1937-1977, due June 30, 1977 (the 'Bonds') of Republic of Cuba (the 'Republic') from listing and registration on the Exchange at the opening of business on February 12, 2007, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Bonds are no longer suitable for continued listing and trading on the Exchange. The Exchange's action is being taken in view of the fact that the issue has been halted and unavailable for trading on the NYSE since July 6, 1995. Among other things, because of the defaulted status of the debt securities, the length of time that trading has been halted and the applicability of the Cuban Assets Control Regulations, 31 C.F.R. Part 515 to trading in the debt securities on the Exchange. 1. The Exchange's Listed Company Manual, Section 802.01D, states in part that 'the Exchange is not limited by the criteria set forth in this section. Rather, it may make an appraisal of, and determine on an individual basis, the suitability for continued listing of an issue in the light of all pertinent facts whenever it deems such action appropriate, even though a security meets or fails to meet any enumerated criteria.' 2. The Exchange, on December 28, 2006, determined that the Bonds of the Republic should be suspended immediately from trading, and directed the preparation and filing with the Commission of this application for the removal of the Bonds from listing and registration on the Exchange. The Republic was notified by letter on December 28, 2006. 3. Pursuant to the above authorization, a press release was immediately issued and an announcement was made on the 'ticker' of the Exchange at the opening and at the close of the trading session on December 29, 2006, of the suspension of trading in the Bonds. Similar information was included on the Exchange's website. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions the Bonds were suspended from trading on December 29, 2006.